Exhibit 10.6

FIRST AMENDMENT TO MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS FIRST AMENDMENT TO MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) made this 1st day of June, 2004 by and between and AT&T Corp., a corporation organized under the laws of the State of New York, having an address at 55 Corporate Drive, Bridgewater, New Jersey 08807 (“Assignor”), and MACK-CALI REALTY CORPORATION, a Maryland corporation, having an address at 11 Commerce Drive, Cranford, New Jersey 07016 (“Assignee”).

RECITALS:

A.            Assignee and Assignor entered into that certain Master Assignment and Assumption Agreement dated April 2, 2004 (hereinafter referred to as the “Contract”), wherein Assignor agreed to assign and Assignee agreed to accept assignment of leasehold interests under certain Leases, as more particularly defined in the Contract.

B.            Assignee and Assignor are desirous of modifying and amending the terms and conditions of the Contract only as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties, each intending to be legally bound hereby, agree as follows:

1.             Previously Defined Terms; Conflict.

(a)           All of the capitalized terms not expressly defined in this First Amendment shall have the meanings ascribed to such terms in the Contract.

(b)           All references to “this Agreement” in the Contract shall be deemed to mean the Contract as supplemented and amended by this First Amendment.  The Contract and this First Amendment shall be collectively referred to as the “Agreement”.  In the event of any conflict or inconsistency between the Contract and this First Amendment, this First Amendment shall control.

2.             Section 1.  Agreement.

(a)  Section 1(g)(ii) of the Contract is amended by changing the period after the word “subleasing” in the fifth (5th) line of the section to a semicolon, and adding the words “and (4) all costs and expenses of any nature whatsoever expended by Assignee under the Teleport Lease (including, but not limited to, the rent, additional rent and other expenditures), whether before or after the date of the sublease.”

(b)  Section 1(i) of the Contract is amended to provide that the parties shall sign at Closing a post closing adjustment letter providing that the parties will cooperate to make such further corrections and adjustments to the closing pro-rations after Closing as may be appropriate to correct errors and/or to make further adjustments as additional or revised information becomes available.  Without limiting the foregoing, the parties acknowledge that the “settle-ups” for taxes and operating expenses in several of the Properties have not occurred for one or more years and that the settle-up for the current calendar year is not expected to occur until 2005.  Assignor shall remain liable for any additional amounts that become due to, and shall have the benefit of any refunds that become due from, the various landlords for operating expenses and/or taxes attributable to the period prior to the Closing Date.  This provision shall survive Closing.

(c)           Section l(j)(ii) of the Contract is amended by adding the words “in lieu of consenting to the assignment to Assignee,” after the word “if” in the first line.

(d)           Section 1 of the Contract is amended to add new subsections l(p) through l(r) as follows:

(p)           With respect to the 437 Ridge Property, Assignor agrees that it shall be solely responsible, at its cost and expense, for any restoration or removal required with respect to communications cables or other equipment or facilities connecting the 437 Ridge Property to other buildings in the complex.  The parties further acknowledge that the 437 Ridge Property is not separately metered for utilities from the other buildings in the complex, which are presently occupied by Assignor or its affiliates, and will not be separately metered until February 2005.  Until such time as the 437 Ridge Property is separately metered, so long as the 437 Ridge Property remains vacant, Assignor shall pay all the utilities for the 437 Ridge Property.  If the 437 Ridge Property is occupied at any time prior to the time when the 437 Ridge Property is separately metered, the parties shall seek to agree in good faith on a fair allocation of utility costs to the 437 Ridge Property, or failing such agreement shall allocate the utility charges based upon a survey of utility usage by a mutually acceptable company, the charges for which shall be split evenly between the parties.  This provision shall survive Closing.

(q)           With respect to the 290 Davidson Lease, to the extent that the Assignee is required to pay to the landlord and/or otherwise expend more than $750,000 during the initial term of the 290 Davidson Lease for (i) repair and/or replacement of the HVAC system, (ii) capital expenditures for building systems; and (iii) other capital expenditures for major items (i.e., structural, ceilings, lights, parking areas, etc.), whether during or after the term of this Sublease, Assignor agrees to pay to Assignee an amount equal to fifty (50%) percent of the excess above $750,000.  This obligation shall survive the closing and the expiration or earlier termination of the Sublease.

(r)            With respect to the 290 Davidson Property, Assignor does not believe that it has received written notice from the Landlord prior to June 1, 2004 that Assignor has failed to perform its obligations as tenant under the 290 Davidson Lease to maintain the recreational building roof.  If Assignee obtains written evidence that such belief is incorrect, then Assignor shall be responsible for any claims of the Landlord related to or arising out of that failure.  This obligation shall survive closing and the expiration or earlier termination of the 290 Davidson Sublease.

3.             Section 2(o).  Licenses, Permits and Violations.  Section 2(o) of the Contract is amended by adding the words, “Except for those violations set forth on Schedule 2(o),” at the start of the first sentence.

4.             Section 7. Miscellaneous.  Section 7(n) of the Contract is amended by adding the following additional sentences immediately before the last sentence of the subsection:  “Assignor represents and warrants that it has sole title to the furniture free of security interests, liens and encumbrances.  Assignor agrees to indemnify and hold Assignee harmless against any claims of title to or liens or security interests against the furniture.”

5.             No Other Revisions to Agreement.   Except as specifically modified and amended by this First Amendment, all other provisions of the Contract shall remain the same and in full force and effect.

6.             Counterparts.  This First Amendment may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this First Amendment, will constitute a complete and fully executed original.  All such fully executed original counterparts will collectively constitute a single agreement.

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IN WITNESS WHEREOF, Assignor and Assignee have respectively executed this Agreement on the date specified below.

Date Executed:	ASSIGNOR:

June 1, 2004	AT&T CORP., a New York corporation

	By:	/s/ Jack Colasurdo
Name: Jack Colasurdo
Title: Global Real Estate Director

ASSIGNEE:

June 1, 2004	Mack-Cali Realty Corporation, a Maryland
corporation

	By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer